Exhibit 99.3

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareowners of United Technologies Corporation:

We have completed an integrated audit of United Technologies Corporation’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of changes in shareowners’ equity present fairly, in all material respects, the financial position of United Technologies Corporation and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management’s assessment (not separately presented herein) that the Corporation maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Management’s assessment is included under Management’s Report on Internal Control Over Financial Reporting which appears in the 2004 Annual Report to Shareowners, which is incorporated by reference in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004. Furthermore, in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Corporation’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A corporation’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A corporation’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the corporation; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the corporation are being made only in accordance with authorizations of management and directors of the corporation; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the corporation’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PRICEWATERHOUSECOOPERS LLP
Hartford, CT
February 10, 2005, except for Notes 1, 10 and 16, for which the date is May 6, 2005

Consolidated Statement of Operations

IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS	2004	2003	2002
Revenues
Product sales	$26,209	$22,363	$21,189
Service sales	10,491	8,360	6,791
Financing revenues and other income, net	745	311	232

	37,445	31,034	28,212
Costs and Expenses
Cost of products sold	20,404	17,105	15,737
Cost of services sold	6,838	5,426	4,446
Research and development	1,267	1,040	1,203
Selling, general and administrative	4,635	3,816	3,355

Operating Profit	4,301	3,647	3,471
Interest	363	375	381

Income before income taxes and minority interests	3,938	3,272	3,090
Income taxes	1,031	868	819
Minority interests in subsidiaries’ earnings	234	168	153

Net Income	$2,673	$2,236	$2,118

Earnings per Share of Common Stock
Basic	$5.39	$4.67	$4.42
Diluted	$5.29	$4.44	$4.19

See accompanying Notes to Consolidated Financial Statements

Consolidated Balance Sheet

IN MILLIONS OF DOLLARS, EXCEPT PER SHARE (SHARES IN THOUSANDS)	2004	2003
Assets
Cash and cash equivalents	$2,265	$1,623
Accounts receivable (net of allowance for doubtful accounts of $368 and $421)	6,315	5,187
Inventories and contracts in progress	5,006	4,420
Future income tax benefits	1,441	1,372
Other current assets	495	388

Total Current Assets	15,522	12,990
Customer financing assets	1,090	1,031
Future income tax benefits	1,382	1,529
Fixed assets	5,231	5,080
Goodwill	10,111	9,329
Intangible assets	2,016	1,895
Other assets	4,941	3,666

Total Assets	$40,293	$35,520

Liabilities and Shareowners’ Equity
Short-term borrowings	$1,320	$669
Accounts payable	3,490	2,612
Accrued liabilities	8,097	7,265
Long-term debt currently due	40	375

Total Current Liabilities	12,947	10,921
Long-term debt	4,231	4,257
Future pension and postretirement benefit obligations	4,595	4,752
Other long-term liabilities	3,344	2,928
Commitments and contingent liabilities (Notes 4 and 15)
Minority interests in subsidiary companies	910	709

Total Liabilities	26,027	23,567

Shareowners’ Equity:
Capital Stock:
Preferred Stock, $1 par value; Authorized - 250,000 shares; None issued or outstanding	—	—
Common Stock, $1 par value; Authorized - 2,000,000 shares; Issued 664,420 and 656,911 shares	8,106	7,407
Treasury Stock 153,322 and 142,849 common shares at cost	(6,312)	(5,335)
Retained earnings	13,880	11,953
Unearned ESOP shares	(256)	(273)
Accumulated other non-shareowners’ changes in equity:
Foreign currency translation	210	(304)
Minimum pension liability	(1,549)	(1,581)
Other	187	86

Total Accumulated Other Non-Shareowners’ Changes in Equity	(1,152)	(1,799)

Total Shareowners’ Equity	14,266	11,953

Total Liabilities and Shareowners’ Equity	$40,293	$35,520

See accompanying Notes to Consolidated Financial Statements

Consolidated Statement of Cash Flows

IN MILLIONS OF DOLLARS	2004	2003	2002
Operating Activities
Net income	$2,673	$2,236	$2,118
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	978	799	727
Deferred income tax provision	196	212	262
Minority interests in subsidiaries’ earnings	234	168	153
Stock Compensation Cost	169	198	186
Change in:
Accounts receivable	(346)	(26)	80
Inventories and contracts in progress	(144)	41	194
Other current assets	23	(14)	10
Accounts payable and accrued liabilities	380	55	(168)
Voluntary contributions to pension plans	(906)	(994)	(530)
Other, net	339	152	(203)

Net Cash Provided by Operating Activities	3,596	2,827	2,829

Investing Activities
Capital expenditures	(795)	(530)	(586)
Increase in customer financing assets	(309)	(458)	(386)
Decrease in customer financing assets	258	225	222
Business acquisitions	(1,075)	(1,097)	(402)
Dispositions of businesses	27	15	26
Other, net	132	84	38

Net Cash Used in Investing Activities	(1,762)	(1,761)	(1,088)

Financing Activities
Issuance of long-term debt	—	—	500
Repayment of long-term debt	(535)	(1,092)	(231)
Increase (decrease) in short-term borrowings	577	286	(357)
Common Stock issued under employee stock plans	343	277	124
Dividends paid on Common Stock	(660)	(533)	(462)
Repurchase of Common Stock	(992)	(401)	(700)
Dividends to minority interests and other	(32)	(185)	(101)

Net Cash Used in Financing Activities	(1,299)	(1,648)	(1,227)

Effect of foreign exchange rate changes on Cash and cash equivalents	107	125	8

Net increase (decrease) in Cash and cash equivalents	642	(457)	522

Cash and cash equivalents, beginning of year	1,623	2,080	1,558

Cash and cash equivalents, end of year	$2,265	$1,623	$2,080

Supplemental Disclosure of Cash Flow Information:
Interest paid, net of amounts capitalized	$522	$372	$368
Income taxes paid, net of refunds	$758	$378	$396
Non-cash investing and financing activities include:
The 2002 Treasury Stock contribution of $253 million to domestic defined benefit pension plans
The 2003 conversion of the ESOP convertible preferred shares of $698 million into Common Shares

See accompanying Notes to Consolidated Financial Statements

Consolidated Statement of Changes in Shareowners’ Equity

IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS	Common Stock	Treasury Stock	Retained Earnings	Unearned ESOP Shares	Accumulated Other Non - Shareowners’ Changes in Equity	Non-Shareowners’ Changes in Equity for the Period
December 31, 2001	$5,567	$(4,404)	$8,818	$—	$(1,466)	$1,161
Common Stock issued under employee plans (4.2 million shares), including tax benefit of $24	421	10	(56)
Common Stock contributed to defined benefit pension plans (4.1 million shares)	110	143
Common Stock repurchased (10.9 million shares)		(700)
Dividends on Common Stock ($.98 per share)			(462)
Dividends on ESOP Preferred Stock ($4.80 per share)			(31)
Non-Shareowners’ Changes in Equity:
Net income			2,118			$2,118
Foreign currency translation adjustments					57	57
Minimum pension liability adjustments, net of income tax benefits of $927					(1,588)	(1,588)
Unrealized holding loss on marketable equity securities, net of income tax benefits of $4					(7)	(7)
Unrealized cash flow hedging gain, net of income taxes of $14					27	27

December 31, 2002	$6,098	$(4,951)	$10,387	$—	$(2,977)	$607

Common Stock issued under employee plans (7.9 million shares), including tax benefit of $48	611	17	(104)	1
Common Stock – ESOP conversion (42.5 million shares)	698			(274)
Common Stock repurchased (5.9 million shares)		(401)

Dividends on Common Stock ($1.14 per share)			(533)
Dividends on ESOP Preferred and Common Stock ($3.60 and $.35 per share, respectively)			(33)
Non-Shareowners’ Changes in Equity:
Net income			2,236			$2,236
Foreign currency translation adjustments					528	528
Minimum pension liability adjustments, net of income taxes of $332					570	570
Unrealized holding gain on marketable equity securities, net of income taxes of $18					29	29
Unrealized cash flow hedging gain, net of income taxes of $23					51	51

December 31, 2003	$7,407	$(5,335)	$11,953	$(273)	$(1,799)	$3,414

Common Stock issued under employee plans (7.9 million shares), including tax benefit of $103	699	15	(51)	17
Common Stock repurchased (10.9 million shares)		(992)
Dividends on Common Stock ($1.40 per share)			(660)
Dividends on ESOP Common Stock ($1.40 per share)			(35)
Non-Shareowners’ Changes in Equity:
Net income			2,673			$2,673
Foreign currency translation adjustments					514	514
Minimum pension liability adjustments, net of income taxes of $46					32	32
Unrealized holding gain on marketable equity securities, net of income taxes of $57					91	91
Unrealized cash flow hedging gain, net of income taxes of $7					10	10

December 31, 2004	$8,106	$(6,312)	$13,880	$(256)	$(1,152)	$3,320

See accompanying Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

[note 1] Summary of Accounting Principles

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

As discussed more fully in Note 10, UTC adopted the provisions of SFAS No. 123(R), “Share-Based Payment”, effective January 1, 2005 under the modified retrospective transition method. Accordingly, all periods presented have been restated to reflect the impact of the standard as if it had been adopted on January 1, 1995, the original effective date of SFAS No. 123, “Accounting for Stock-Based Compensation”.

Also effective in the first quarter 2005, interest income was reclassified from segment revenues and operating profit to Eliminations and other. All periods presented have been restated for comparability.

CONSOLIDATION. The consolidated financial statements include the accounts of UTC and its controlled subsidiaries. Intercompany transactions have been eliminated.

CASH AND CASH EQUIVALENTS. Cash and cash equivalents includes cash on hand, demand deposits and short-term cash investments which are highly liquid in nature and have original maturities of three months or less.

ACCOUNTS RECEIVABLE. Current and long-term accounts receivable include:

IN MILLIONS OF DOLLARS	2004	2003
Retainage	$67	$53
Unbilled receivables	$454	$199

Retainage represents amounts, which, pursuant to the contract, are not due until project completion and acceptance by the customer. Unbilled receivables represent revenues that are not currently billable to the customer under the terms of the contract. These items are expected to be collected in the normal course of business. Long-term accounts receivable are included in Other assets in the Consolidated Balance Sheet.

MARKETABLE EQUITY SECURITIES. Equity securities that have a readily determinable fair value and management does not intend to trade are classified as available for sale and carried at fair value. Unrealized holding gains and losses are recorded as a separate component of shareowners’ equity, net of deferred income taxes.

INVENTORIES AND CONTRACTS IN PROGRESS. Inventories and contracts in progress are stated at the lower of cost or estimated realizable value and are primarily based on first-in, first-out (“FIFO”) or average cost methods; however, certain subsidiaries use the last-in, first-out (“LIFO”) method. If inventories which were valued using the LIFO method had been valued under the FIFO method, they would have been higher by $114 million and $96 million at December 31, 2004 and 2003, respectively.

Costs accumulated against specific contracts or orders are at actual cost. Materials in excess of requirements for contracts and current or anticipated orders have been reserved as appropriate.

Manufacturing costs are allocated to current production and firm contracts.

FIXED ASSETS. Fixed assets are stated at cost. Depreciation is computed over the assets’ useful lives using the straight-line method, except for aerospace assets acquired prior to January 1, 1999, which are depreciated using accelerated methods.

GOODWILL AND OTHER INTANGIBLE ASSETS. Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. Goodwill and intangible assets deemed to have indefinite lives are not amortized. All other intangible assets are amortized over their estimated useful lives. Goodwill and indefinite-lived intangible assets are subject to annual impairment testing using the guidance and criteria described in Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets”. This testing compares carrying values to fair values and, when appropriate, the carrying value of these assets is reduced to fair value. During 2004, UTC was not required to record any impairment on goodwill or indefinite-lived intangibles.

OTHER LONG-LIVED ASSETS. UTC evaluates the potential impairment of other long-lived assets when appropriate. If the carrying value of assets exceeds the sum of the undiscounted expected future cash flows, the carrying value of the asset is written down to fair value.

INCOME TAXES. UTC has exposures related to tax filings in the ordinary course of business. UTC periodically assesses its liabilities and contingencies for all tax years under audit based upon the latest information available. For those matters where it is probable that an adjustment will be asserted, UTC has recorded its best estimate of tax liability, including related interest charges, in its consolidated financial statements.

REVENUE RECOGNITION. Sales under government and commercial fixed-price contracts and government fixed-price-incentive contracts are recorded at the time deliveries are made or, in some cases, on a percentage-of-completion basis. Sales under cost-reimbursement contracts are recorded as work is performed.

Sales under elevator and escalator installation and modernization contracts are accounted for under the percentage-of-completion method.

Losses, if any, on contracts are provided for when anticipated. Loss provisions on original equipment contracts are recognized to the extent that estimated inventoriable manufacturing, engineering, estimated product warranty and product performance guarantee costs exceed the projected revenue from the products contemplated under the contractual arrangement. Products contemplated under the contractual arrangement include products purchased under the contract and, in the aerospace business, required replacement parts that are purchased separately and subsequently for incorporation into the original equipment. Revenue projections used in determining contract loss provisions are based upon estimates of the quantity, pricing and timing of future product deliveries. Losses are recognized on shipment to the extent that inventoriable manufacturing costs, estimated warranty costs and product performance guarantee costs exceed revenue realized. Contract accounting requires estimates of future costs over the performance period of the contract as well as estimates of award fees and other sources of revenue. These estimates are subject to change and result in adjustments to margins on contracts in progress. The extent of progress toward completion on UTC’s long-term commercial aerospace equipment and helicopter contracts is measured using units of delivery. In addition, UTC uses the cost-to-cost method for development contracts in the aerospace businesses and for elevator and escalator installation and modernization contracts. For long-term aftermarket contracts revenue is recognized over the contract period in proportion to the costs expected to be incurred in performing services under the contract. UTC reviews its cost estimates on significant contracts on a quarterly basis, and for others, no less frequently than annually, or when circumstances change and warrant a modification to a previous estimate. Adjustments to contract loss provisions are recorded in earnings upon identification.

Service sales, representing aftermarket repair and maintenance activities, are recognized over the contractual period or as services are performed.

Revenues from engine programs under collaboration agreements are recorded as earned and the collaborator share of revenue is recorded as a reduction of revenue at that time. The collaborator share of revenues under Pratt & Whitney’s engine programs was approximately $583 million, $542 million and $595 million for 2004, 2003 and

2002, respectively. Costs associated with engine programs under collaboration agreements are expensed as incurred. The collaborator share of program costs is recorded as a reduction of the related expense item at that time.

RESEARCH AND DEVELOPMENT. Research and development costs not specifically covered by contracts and those related to UTC-sponsored share of research and development activity in connection with cost-sharing arrangements are charged to expense as incurred.

Research and development costs incurred under contracts with customers are expensed as incurred and are reported as a component of cost of products sold. Revenue from such contracts is recognized as product sales when earned.

HEDGING ACTIVITY. UTC uses derivative instruments, including swaps, forward contracts and options, to manage certain foreign currency, interest rate and commodity price exposures. Derivative instruments are viewed as risk management tools by UTC and are not used for trading or speculative purposes. Derivatives used for hedging purposes must be designated and effective as a hedge of the identified risk exposure at the inception of the contract. Accordingly, changes in fair value of the derivative contract must be highly correlated with changes in the fair value of the underlying hedged item at inception of the hedge and over the life of the hedge contract.

All derivative instruments are recorded on the balance sheet at fair value. Derivatives used to hedge foreign-currency-denominated balance sheet items are reported directly in earnings along with offsetting transaction gains and losses on the items being hedged. Derivatives used to hedge forecasted cash flows associated with foreign currency commitments or forecasted commodity purchases are accounted for as cash flow hedges. Gains and losses on derivatives designated as cash flow hedges are recorded in other comprehensive income and reclassified to earnings in a manner that matches the timing of the earnings impact of the hedged transactions. The ineffective portion of all hedges, if any, is recognized currently in earnings.

ENVIRONMENTAL. Environmental investigatory, remediation, operating and maintenance costs are accrued when it is probable that a liability has been incurred and the amount can be reasonably estimated. The most likely cost to be incurred is accrued based on an evaluation of currently available facts with respect to each individual site, including existing technology, current laws and regulations and prior remediation experience. Where no amount within a range of estimates is more likely, the minimum is accrued. For sites with multiple responsible parties, UTC considers its likely proportionate share of the anticipated remediation costs and the ability of the other parties to fulfill their obligations in establishing a provision for those costs. Liabilities with fixed or reliably determinable future cash payments are discounted. Accrued environmental liabilities are not reduced by potential insurance reimbursements.

[note 2] Business Acquisitions, Goodwill and Intangible Assets

BUSINESS ACQUISITIONS. UTC’s investments in businesses in 2004, 2003 and 2002 totaled $1.3 billion, $2.3 billion and $424 million, including debt assumed of $220 million, $1.2 billion and $22 million, respectively.

The 2004 amount consisted of acquisitions at Carrier, Hamilton Sundstrand and the purchase of slightly less than 20% of Kidde shares for $450 million. Carrier’s 2004 acquisitions include its fourth quarter acquisition of Linde AG’s refrigeration division (“Linde”) for $324 million, including assumed debt of $162 million, of which the majority has been repaid as of December 31, 2004. As part of the Linde acquisition, UTC recorded approximately $60 million of goodwill and $36 million of intangible assets. Linde, a commercial refrigeration business headquartered in Germany, has annual sales of approximately $1 billion. Its operations include manufacturing facilities in Europe, Asia and South America. The final purchase price allocation of Linde is subject to many factors, including finalization of the valuation of certain tangible and intangible assets, liabilities, and integration investments necessary to leverage scale across complementary refrigeration product platforms and geographies. These investments are likely to include manufacturing consolidations.

The 2003 amount includes the acquisition of Chubb plc, on July 28, 2003. Under the terms of the tender offer, UTC acquired 100% of the outstanding shares of Chubb for approximately $900 million in cash and assumed approximately $1.1 billion of debt. Because UTC provides equipment and services for many buildings worldwide, the acquisition of Chubb expands UTC’s building system offerings globally. The following table summarizes the estimated fair values of assets acquired and liabilities assumed at the July 28, 2003 acquisition date:

IN MILLIONS OF DOLLARS
Current assets	$887
Property, plant and equipment	260
Intangible assets	962
Goodwill	1,979

Total assets acquired	$4,088

Accounts payable and accrued liabilities	$1,042
Short-term borrowings	103
Long-term debt	1,039
Pension and postretirement obligations	573
Other liabilities	295

Total liabilities assumed	$3,052

Net assets acquired	$1,036

In connection with the acquisition of Chubb, UTC recorded $962 million of identifiable intangible assets. The Chubb trademark, valued at $535 million, was assigned an indefinite life. The amortized intangible assets and the related weighted average amortization periods are as follows: trademarks - $32 million (30 years), customer relationships - $389 million (10 years) and completed technology – $6 million (7 years).

The 2002 amount includes Sikorsky’s acquisition of Derco Holding and acquisitions at Pratt & Whitney.

The assets and liabilities of the acquired businesses are accounted for under the purchase method of accounting and recorded at their fair values at the dates of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired was recorded as an increase in goodwill of $471 million in 2004, $2.1 billion in 2003, and $156 million in 2002. The results of operations of acquired businesses have been included in the Consolidated Statement of Operations beginning as of the effective date of acquisition. The final purchase price allocation for acquisitions is subject to the finalization of the valuation of certain assets and liabilities, plans for consolidation of facilities and relocation of employees and other integration activities. As a result, preliminary amounts assigned to assets and liabilities will be subject to revision in future periods.

GOODWILL. The changes in the carrying amount of goodwill, by segment, are as follows:

IN MILLIONS OF DOLLARS	Balance as of January 1, 2004	Goodwill resulting from business combinations	Foreign currency translation and other	Balance as of December 31, 2004
Otis	$911	$26	$51	$988
Carrier	2,059	141	31	2,231
Chubb	2,096	202	192	2,490
Pratt & Whitney	462	10	3	475
Hamilton Sundstrand	3,678	(20)	27	3,685
Sikorsky	129	25	—	154

Total Segments	9,335	384	304	10,023
Eliminations & Other	(6)	87	7	88

Total	$9,329	$471	$311	$10,111

The increase in goodwill during 2004 was due primarily to acquisitions by Carrier and finalization of purchase accounting for the July 2003 acquisition of Chubb. Estimated costs relating to restructuring actions that directly impact Chubb’s operations and employees were $162 million as of December 31, 2004, and were accounted for as purchase accounting adjustments. Approximately half of the restructuring was related to severance with the remainder related to asset write-downs and other facility exit costs. In addition, UTC settled open claims and other disputed items with the IRS with respect to the pre-acquisition tax years of Sundstrand Corporation, which was acquired by UTC in 1999. The effects of the Sundstrand settlement were recorded as a reduction to goodwill recorded as part of UTC’s 1999 acquisition of Sundstrand.

INTANGIBLE ASSETS. Identifiable intangible assets are comprised of the following:

	2004		2003
IN MILLIONS OF DOLLARS	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
Amortized intangible assets
Purchased service contracts	$997	$(349)	$894	$(275)
Patents and trademarks	254	(44)	197	(34)
Other, principally customer relationships	682	(122)	581	(51)

	$1,933	$(515)	$1,672	$(360)

Unamortized intangible assets
Trademarks	$598	$—	$583	$—

Amortization of intangible assets for the year ended December 31, 2004 was $133 million. Amortization of these intangible assets for 2005 through 2009 is expected to approximate $130 million per year.

[note 3] Earnings Per Share

IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS	Income	Average Shares	Per Share Amount
December 31, 2004
Net income	$2,673
Net income - basic	2,673	496.4	$5.39
Stock awards	—	9.0

Net income – diluted	$2,673	505.4	$5.29

December 31, 2003
Net income	$2,236
Less: ESOP Stock dividends	(24)

Net income - basic	2,212	473.8	$4.67
Stock awards	—	7.0
ESOP Stock adjustment	23	22.1

Net income – diluted	$2,235	502.9	$4.44

December 31, 2002
Net income	$2,118
Less: ESOP Stock dividends	(31)

Net income - basic	2,087	472.4	$4.42
Stock awards	—	7.1
ESOP Stock adjustment	29	26.1

Net income – diluted	$2,116	505.6	$4.19

[note 4] Commercial Aerospace Industry Assets and Commitments

UTC has receivables and other financing assets with commercial aerospace industry customers totaling $2,358 million and $2,003 million at December 31, 2004 and 2003, respectively.

Customer financing assets related to commercial aerospace industry customers consist of products under lease of $530 million and notes and leases receivable of $555 million. The notes and leases receivable are scheduled to mature as follows: $93 million in 2005, $38 million in 2006, $27 million in 2007, $23 million in 2008, $14 million in 2009, and $360 million thereafter.

Financing commitments, in the form of secured debt, guarantees or lease financing, are provided to commercial aerospace customers. The extent to which the financing commitments will be utilized is not currently known, since customers may be able to obtain more favorable terms from other financing sources. UTC may also arrange for third-party investors to assume a portion of its commitments. If financing commitments are exercised, debt financing is generally secured by assets with fair market values equal to or exceeding the financed amounts with interest rates established at the time of funding. UTC also may lease aircraft and subsequently sublease the aircraft to customers under long-term noncancelable operating leases. In some instances, customers may have minimum lease terms, which result in sublease periods shorter than UTC’s lease obligation. Lastly, UTC has made residual value and other guarantees related to various commercial aerospace customer-financing arrangements. The estimated fair market values of the guaranteed assets equal or exceed the value of the related guarantees, net of existing reserves.

UTC’s commercial aerospace financing and rental commitments as of December 31, 2004 were $838 million and are exercisable as follows: $292 million in 2005, $106 million in 2006, $102 million in 2007, $244 million in 2008, $9 million in 2009, and $85 million thereafter. UTC’s financing obligations with customers are contingent upon maintenance of certain levels of financial condition by the customers.

In addition, UTC had residual value and other guarantees of $163 million as of December 31, 2004.

UTC has a 33% interest in International Aero Engines AG (IAE), an international consortium of four shareholders organized to support the V2500 commercial aircraft engine program. UTC’s interest in IAE is accounted for under the equity method of accounting. IAE may offer customer financing in the form of guarantees, secured debt or lease financing in connection with V2500 engine sales. At December 31, 2004, IAE had financing commitments of $743 million and asset value guarantees of $85 million. UTC’s share of IAE’s financing commitments and asset value guarantees was approximately $269 million at December 31, 2004. In addition, IAE had lease obligations under long-term noncancelable leases of approximately $396 million, on an undiscounted basis, through 2020 related to aircraft, which are subleased to customers under long-term leases. These aircraft have fair market values, which approximate the financed amounts, net of reserves. The shareholders of IAE have guaranteed IAE’s financing arrangements to the extent of their respective ownership interests. In the event of default by a shareholder on certain of these financing arrangements, the other shareholders would be proportionately responsible.

Total reserves related to receivables and financing assets, financing commitments and guarantees were $284 million and $288 million at December 31, 2004 and 2003, respectively.

[note 5] Inventories and Contracts in Progress

IN MILLIONS OF DOLLARS	2004	2003
Inventories consist of the following:
Raw material	$844	$743
Work-in-process	1,283	1,118
Finished goods	2,603	2,221
Contracts in progress	2,643	2,363

	7,373	6,445
Less:
Progress payments, secured by lien, on U.S. Government contracts	(128)	(110)
Billings on contracts in progress	(2,239)	(1,915)

	$5,006	$4,420

Raw materials, work-in-process and finished goods are net of valuation reserves of $686 million and $692 million as of December 31, 2004 and 2003, respectively. In 2004, UTC reclassified approximately $626 million of prior year amounts from inventory to accrued liabilities.

Contracts in progress principally relate to elevator and escalator contracts and include costs of manufactured components, accumulated installation costs and estimated earnings on incomplete contracts.

UTC’s sales contracts in many cases are long-term contracts expected to be performed over periods exceeding twelve months at December 31, 2004 and 2003. Approximately 53% of total inventories and contracts in progress have been acquired or manufactured under such long-term contracts, a portion of which is not scheduled for delivery under long-term contracts within the next twelve months.

[note 6] Fixed Assets

IN MILLIONS OF DOLLARS	Estimated Useful Lives	2004	2003
Land		$240	$217
Buildings and improvements	20-40 years	4,143	4,026
Machinery, tools and equipment	3-20 years	7,959	7,597
Other, including under construction		394	242

		12,736	12,082
Accumulated depreciation		(7,505)	(7,002)

		$5,231	$5,080

Depreciation expense was $793 million in 2004, $677 million in 2003 and $640 million in 2002.

[note 7] Accrued Liabilities

IN MILLIONS OF DOLLARS	2004	2003
Advances on sales contracts and service billings	$2,208	$1,808
Accrued salaries, wages and employee benefits	1,627	1,291
Litigation and contract matters	823	825
Service and warranty	465	534
Income taxes payable	351	521
Accrued restructuring costs	380	100
Other	2,243	2,186

	$8,097	$7,265

[note 8] Borrowings and Lines of Credit

Short-term borrowings consist of the following:

IN MILLIONS OF DOLLARS	2004	2003
Domestic borrowings	$14	$8
Foreign bank borrowings	302	321
Commercial paper	1,004	340

	$1,320	$669

The weighted-average interest rates applicable to short-term borrowings outstanding at December 31, 2004 and 2003 were 3.3% and 3.2%, respectively. At December 31, 2004, approximately $1.7 billion was available under short-term lines of credit with local banks at UTC’s various domestic and international subsidiaries.

At December 31, 2004, UTC had credit commitments from banks under two revolving credit agreements, the first of which for $1.5 billion serves as back-up facility for issuance of commercial paper. The second, for $2.5 billion, is in support of UTC’s offer to acquire Kidde. There were no borrowings under these revolving credit agreements at December 31, 2004.

Long-term debt consists of the following:

IN MILLIONS OF DOLLARS	Weighted Average Interest Rate	Maturity	2004	2003
Notes and other debt denominated in:
U.S. dollars	6.7%	2005-2029	$4,063	$4,407
Foreign currency	5.0%	2005-2018	44	27
ESOP debt	7.7%	2005-2009	164	198

			4,271	4,632
Less: Long-term debt currently due			40	375

			$4,231	$4,257

Principal payments required on long-term debt for the next five years are: $40 million in 2005, $704 million in 2006, $37 million in 2007, $37 million in 2008, and $435 million in 2009.

UTC has entered into $200 million and $225 million of interest rate contracts in 2004 and 2003, respectively, which swap fixed interest rates for floating rates. The expiration dates of the various contracts are tied to scheduled debt payment dates and extend to 2006.

At December 31, 2004, approximately $2 billion of additional debt and equity securities could be issued under shelf registration statements on file with the Securities and Exchange Commission.

The percentage of total debt at floating interest rates was 34% and 26% at December 31, 2004 and 2003, respectively.

[note 9] Taxes on Income

Significant components of income tax provision (benefit) for each year are as follows:

IN MILLIONS OF DOLLARS	2004	2003	2002
Current:
United States:
Federal	$149	$97	$105
State	48	44	14
Foreign	638	515	438

	835	656	557
Future:
United States:
Federal	283	251	269
State	(40)	(80)	15
Foreign	(47)	41	(22)

	196	212	262

Income tax expense	$1,031	$868	$819

Attributable to items credited (charged) to equity and goodwill	$109	$(270)	$900

Future income taxes represent the tax effects of transactions, which are reported in different periods for tax and financial reporting purposes. These amounts consist of the tax effects of temporary differences between the tax and financial reporting balance sheets and tax carryforwards. The tax effects of temporary differences and tax carryforwards which gave rise to future income tax benefits and payables at December 31, 2004 and 2003 are as follows:

IN MILLIONS OF DOLLARS	2004	2003
Future income tax benefits:
Insurance and employee benefits	$1,029	$1,270
Other asset basis differences	343	285
Other liability basis differences	1,143	1,092
Tax loss carryforwards	387	287
Tax credit carryforwards	388	444
Valuation allowance	(467)	(477)

	$2,823	$2,901

Future income taxes payable:
Fixed and intangible assets	$381	$376
Other items, net	322	173

	$703	$549

Current and non-current future income tax benefits and payables within the same tax jurisdiction are generally offset for presentation in the Consolidated Balance Sheet. Valuation allowances have been established primarily for tax credit, tax loss carryforwards, and certain foreign temporary differences to reduce the future income tax benefits to expected realizable amounts. Of the total valuation allowance amount of $467 million, $244 million was established in purchase accounting, relating primarily to the purchase of Chubb. Subsequently recognized tax benefits associated with a valuation allowance recorded in a business combination will be recorded as an adjustment to goodwill.

The sources of income from continuing operations before income taxes and minority interests are:

IN MILLIONS OF DOLLARS	2004	2003	2002
United States	$1,808	$1,414	$1,741
Foreign	2,130	1,858	1,349

	$3,938	$3,272	$3,090

United States income taxes have not been provided on undistributed earnings of international subsidiaries. It is not practicable to estimate the amount of tax that might be payable. UTC’s intention is to reinvest these earnings permanently or to repatriate the earnings only when it is tax effective to do so. Accordingly, UTC believes that any U.S. tax on repatriated earnings would be substantially offset by U.S. foreign tax credits.

The American Jobs Creation Act, signed into law in October of 2004, provides UTC an opportunity to repatriate up to $500 million of reinvested foreign earnings and to claim an 85% dividend received deduction against the repatriated amount. UTC is evaluating the effects of the repatriation provision and expects to make a decision on implementation later in 2005.

Differences between effective income tax rates and the statutory U.S. federal income tax rates are as follows:

	2004	2003	2002
Statutory U.S. federal income tax rate	35.0%	35.0%	35.0%
Tax on international activities including exports	(7.9)	(4.1)	(7.1)
Benefit from non-core business losses	—	(4.1)	(0.7)
Tax audit settlement	(1.9)	—	—
Other	1.0	(0.3)	(0.7)

Effective income tax rate	26.2%	26.5%	26.5%

The effective tax rate for 2004, 2003 and 2002 reflects the tax benefit associated with the lower tax rate on international earnings.

The 2004 rate includes the favorable impact of the settlement of federal tax claims and other disputed items related to tax years 1986 to 1993.

The 2003 rate also benefits from a tax loss associated with a non-core business (4.1%) substantially offset by a reduced benefit (4.0%) from international activities attributable to recognition of foreign taxes as deductions and not credits for U.S. income tax purposes. The tax loss was attributable to a worthless stock deduction UTC was entitled to in 2003, relating primarily to a diminution in value of its subsidiary, International Comfort Products, USA (ICP, USA) and other events that fixed the loss in 2003, which included the transfer of certain of ICP, USA’s assets to Carrier and the sale of ICP, USA to a third party. The third party sale of the ICP assets did not result in a significant loss for financial accounting purposes.

The effective tax rate for 2002 reflects the benefit of increased use of certain tax-planning strategies, including utilization of a capital loss carryback.

Tax credit carryforwards at December 31, 2004 were $388 million, of which $147 million expire as follows: $12 million expire from 2005 – 2009, $4 million from 2010 – 2014, and $131 million from 2015 – 2024.

Tax loss carryforwards, principally state and foreign, at December 31, 2004 were $2,013 million of which $1,388 million expire as follows: $376 million from 2005-2009, $145 million from 2010-2014, and $867 million from 2015-2024.

[note 10] Employee Benefit Plans

UTC and its subsidiaries sponsor numerous domestic and foreign employee benefit plans, which are discussed below.

EMPLOYEE SAVINGS PLANS. UTC and certain subsidiaries sponsor various employee savings plans. UTC’s contributions to employer sponsored defined contribution plans were $145 million, $122 million and $111 million for 2004, 2003 and 2002, respectively.

UTC’s non-union domestic employee savings plan uses an Employee Stock Ownership Plan (ESOP) for employer contributions. External borrowings, guaranteed by UTC and reported as debt in the Consolidated Balance Sheet, were used by the ESOP to fund a portion of its purchase of ESOP Convertible Preferred Stock (ESOP Preferred Stock) from UTC. On November 6, 2003, UTC and Trustee effected the conversion of all 10.6 million outstanding shares of ESOP Preferred Stock into 42.5 million shares of Common Stock. At the time of the conversion, each share of ESOP Preferred Stock was convertible into four shares of Common Stock, had a guaranteed minimum value of $65, a $4.80 annual dividend and was redeemable by UTC at any time for $65 per share. Because of its guaranteed value, the ESOP Preferred Stock was classified outside of Shareowners’ Equity. In the December 31, 2003 balance sheet, Common Stock held by the ESOP and committed to employees is classified as permanent equity because it no longer has a guaranteed value. Common Stock held by the ESOP is included in the average number of Common Shares outstanding for both basic and diluted earnings per share.

Shares of Common Stock are credited to employees’ ESOP accounts at fair value on the date earned. Cash dividends on Common Stock held by the ESOP are used for debt service payments. Participants receive additional shares in lieu of cash dividends. As ESOP debt service payments are made, Common Stock is released from an unreleased shares account. ESOP debt may be prepaid or re-amortized to either increase or decrease the number of shares released so that the value of released shares equals the value of plan benefit. UTC may also, at its option, contribute additional Common Stock or cash to the ESOP. At December 31, 2004, 24.3 million common shares had been committed to employees, leaving 15.6 million common shares in the ESOP Trust, with an approximate fair value of $1.6 billion.

PENSION PLANS. UTC and its subsidiaries sponsor both funded and unfunded domestic and foreign defined benefit pension plans that cover the majority of its employees.

UTC uses a November 30 measurement date for a majority of its pension plans.

IN MILLIONS OF DOLLARS	2004	2003
Change in Benefit Obligation:
Beginning balance	$17,226	$13,925
Service cost	347	293
Interest cost	1,032	948
Actuarial loss	629	727
Total benefits paid	(1,009)	(862)
Net settlement and curtailment (gain) loss	(25)	3
Acquisitions	236	1,800
Other	375	392

Ending balance	$18,811	$17,226

Change in Plan Assets:
Beginning balance	$13,498	$10,025
Actual return on plan assets	1,872	1,979
Employer contributions	1,016	1,009
Benefits paid from plan assets	(958)	(837)
Acquisitions	63	1,176
Other	181	146

Ending balance	$15,672	$13,498

Funded status	$(3,139)	$(3,728)
Unrecognized net actuarial loss	4,791	4,867
Unrecognized prior service cost	244	225
Unrecognized net transition obligation	17	4

Net amount recognized	$1,913	$1,368

Amounts Recognized in the Consolidated Balance Sheet Consist of:
Prepaid benefit cost	$2,756	$2,365
Accrued benefit cost	(3,377)	(3,594)
Intangible assets	75	78
Accumulated other non-shareowners’ changes in equity	2,459	2,519

Net amount recognized	$1,913	$1,368

The amounts included in Other in the preceding table reflect the impact of foreign exchange translation, primarily for plans in England and Canada, and amendments to certain domestic plans.

The accumulated benefit obligation for all defined benefit pension plans was $17.2 billion and $15.6 billion at December 31, 2004 and 2003, respectively.

Qualified domestic pension plan benefits comprise approximately 74% of the projected benefit obligation. Benefits for union employees are generally based on a stated amount for each year of service. For non-union employees, benefits are generally based on an employee’s years of service and compensation near retirement. A cash balance formula was adopted in 2003 for newly hired non-union employees and for other non-union employees who made a one-time voluntary election to have future benefit accruals determined under this formula. Certain foreign plans, which comprise approximately 25% of the projected benefit obligation, are considered defined benefit plans for accounting purposes. Non-qualified domestic pension plans provide supplementary retirement benefits to certain employees and are not a material component of the projected benefit obligation.

During 2004 and 2003, UTC voluntarily contributed cash of $906 million and $994 million, respectively, to its defined benefit pension plans.

IN MILLIONS OF DOLLARS	2004	2003
Decrease in minimum pension liability included in comprehensive income (net of tax)	$(32)	$(570)

Information for pension plans with accumulated benefit obligation in excess of plan assets:

IN MILLIONS OF DOLLARS	2004	2003
Projected benefit obligation	$15,455	$14,460
Accumulated benefit obligation	13,942	12,800
Fair value of plan assets	12,151	10,657

IN MILLIONS OF DOLLARS	2004	2003	2002
Components of Net Periodic Benefit Cost:
Pension Benefits:
Service cost	$347	$293	$255
Interest cost	1,032	948	884
Expected return on plan assets	(1,261)	(1,140)	(1,116)
Amortization of prior service cost	27	28	39
Amortization of unrecognized net transition obligation	3	2	2
Recognized actuarial net loss	145	49	4
Net settlement and curtailment loss	53	49	37

Net periodic pension benefit cost – employer	$346	$229	$105

Contributions to multiemployer plans were $101 million, $76 million and $55 million for 2004, 2003 and 2002, respectively.

Major assumptions used in determining the benefit obligation and net cost for pension plans are presented in the following table as weighted-averages:

	Benefit Obligation		Net Cost
	2004	2003	2004	2003	2002
Discount rate	5.9%	6.1%	6.1%	6.6%	7.4%
Salary scale	4.0%	4.0%	4.0%	4.4%	4.7%
Expected return on plan assets	—	—	8.3%	8.4%	9.6%

In determining the expected return on plan assets, UTC considers the relative weighting of plan assets, the historical performance of total plan assets and individual asset classes and economic and other indicators of future performance. In addition, UTC may consult with and consider the opinions of financial and other professionals in developing appropriate return benchmarks.

Asset management objectives include maintaining an adequate level of diversification to reduce interest rate and market risk and providing adequate liquidity to meet immediate and future benefit payment requirements.

The allocation of pension plan assets is as follows:

Asset Category	Target Allocation	Percentage of Plan Assets
	2005	2004	2003
Equity securities	65%-75%	72%	72%
Debt securities	15%-25%	20%	20%
Real estate	0%-5%	4%	3%
Other	0%-7%	4%	5%

		100%	100%

Total plan assets include approximately 4% and 5% of UTC’s Common Stock at December 31, 2004 and 2003, respectively. Assets are rebalanced to the target asset allocation at least once per calendar quarter.

Estimated Future Contributions and Benefit Payments

UTC expects to make voluntary contributions of approximately $500 million in cash to its defined benefit pension plans in 2005. Contributions do not reflect benefits to be paid directly from corporate assets.

Benefit payments, including amounts to be paid from corporate assets, and reflecting expected future service, as appropriate, are expected to be paid as follows:

IN MILLIONS OF DOLLARS

2005	2006	2007	2008	2009	2010-2014
$992	$1,011	$1,038	$1,067	$1,104	$5,928

POSTRETIREMENT BENEFIT PLANS. UTC and its subsidiaries also sponsor a number of postretirement benefit plans that provide health and life benefits to eligible retirees. Such benefits are provided primarily from domestic plans, which comprise approximately 90% of the benefit obligation. The postretirement plans are primarily unfunded. The allocation of assets in funded plans is approximately 70% equity and 30% fixed income.

Certain employees are covered under legacy benefit provisions that include prescription drug coverage for Medicare-eligible retirees. In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law. The Act introduced a plan sponsor subsidy based on a percentage of a beneficiary’s annual prescription drug benefits, within defined limits, and the opportunity for a retiree to obtain prescription drug benefits under Medicare. The impact of the subsidy on the postretirement benefit obligation and net periodic cost was not material in 2004.

UTC uses a November 30 measurement date for a majority of its postretirement benefit plans.

IN MILLIONS OF DOLLARS	2004	2003
Change in Benefit Obligation:
Beginning balance	$1,065	$997
Service cost	7	8
Interest cost	61	65
Actuarial (gain) loss	(35)	77
Total benefits paid	(98)	(94)
Net settlement and curtailment loss	6	8
Other	(5)	4

Ending balance	$1,001	$1,065

Change in Plan Assets:
Beginning balance	$55	$53
Actual return on plan assets	10	4
Employer contributions	2	7
Benefits paid from plan assets	(9)	(11)
Other	1	2

Ending balance	$59	$55

Funded status	$(942)	$(1,010)
Unrecognized net actuarial gain	(39)	(8)
Unrecognized prior service cost	(65)	(74)

Net amount recognized	$(1,046)	$(1,092)

Amounts Recognized in the Consolidated Balance Sheet Consist of:
Accrued benefit liability	$(1,046)	$(1,092)

IN MILLIONS OF DOLLARS	2004	2003	2002
Components of Net Periodic Benefit Cost:
Other Postretirement Benefits:
Service cost	$7	$8	$11
Interest cost	61	64	73
Expected return on plan assets	(4)	(4)	(5)
Amortization of prior service cost	(23)	(21)	(19)
Net settlement and curtailment gain	(5)	(15)	(57)

Net periodic other postretirement benefit cost	$36	$32	$3

During 2002, UTC modified the postretirement medical and life insurance benefits provided to certain employees, resulting in the recognition of a $43 million curtailment gain. The gain was recorded in segment cost of products sold and selling, general and administrative expenses.

Major assumptions used in determining the benefit obligation and net cost for postretirement plans are presented in the following table as weighted-averages:

	Benefit Obligation		Net Cost
	2004	2003	2004	2003	2002
Discount rate	6.0%	6.3%	6.3%	6.7%	7.5%
Expected return on plan assets	—	—	7.5%	8.3%	9.6%

Assumed health care cost trend rates are as follows:

	2004	2003
Health care cost trend rate assumed for next year	10%	10%
Rate that the cost trend rate gradually declines to	5%	5%
Year that the rate reaches the rate it is assumed to remain at	2015	2014

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	2004 One-Percentage- Point
	Increase	Decrease
Effect on total service and interest cost	3	(3)
Effect on postretirement benefit obligation	40	(38)

Estimated Future Benefit Payments. Benefit payments, including net amounts to be paid from corporate assets, and reflecting expected future service, as appropriate, are expected to be paid as follows:

IN MILLIONS OF DOLLARS

2005	2006	2007	2008	2009	2010-2014
$96	$94	$93	$90	$86	$374

STOCK-BASED COMPENSATION. UTC has long-term incentive plans authorizing various types of market and performance-based incentive awards that may be granted to officers and employees. Prior to April 13, 2005, UTC’s long-term incentive plan provided for the annual grant of awards in an amount not to exceed 2% of the aggregate number of shares of outstanding Common Stock, treasury shares and common stock equivalents (as determined by UTC in the calculation of earnings per share on a diluted basis) for the preceding year. Under the 2005 Long Term Incentive Plan (LTIP), which was approved by shareowners at the Annual Meeting of Shareowners and became effective on April 13, 2005, a maximum of 19 million shares of Common Stock may be awarded and does not contain an annual award limit. UTC expects that the shares awarded on an annual basis will range from 1% to 1.5% of shares outstanding. The 2005 LTIP will expire after all shares have been awarded or April 30, 2010, whichever is sooner. Upon the approval of the 2005 LTIP on April 13, 2005, UTC may not grant any new awards under previously existing equity compensation plans. Under all long-term incentive plans, the exercise price of stock option awards is set on the grant date and may not be less than the fair market value per share on that date. Generally, awards have a term of ten years and a minimum three-year vesting schedule. In the event of retirement, awards held for more than one year shall immediately become vested and exercisable. Additionally, under the 2005 LTIP, awards with performance-based vesting will also generally be subject to a three-year performance measurement period. In the event of retirement before completion of the three-year performance measurement period, awards may remain eligible to vest. UTC has historically repurchased shares in an amount at least equal to the number of shares issued under its equity compensation arrangements and expects to continue this policy.

UTC adopted SFAS No. 123(R), “Share-Based Payment”, (SFAS No. 123(R)) as of January 1, 2005 using the modified retrospective method described in the standard. This standard requires the cost of all share-based payments, including stock options, to be measured at fair value on the grant date and recognized in the statement of operations. In accordance with the standard, all periods prior to January 1, 2005 were restated to reflect the impact of the standard as if it had been adopted on January 1, 1995, the original effective date of SFAS No. 123, “Accounting for Stock-Based Compensation”. Also in accordance with the standard, the amounts that are reported in the statement of operations for the restated periods are the pro forma amounts previously disclosed under SFAS No. 123.

The following table illustrates the effect of the modified retrospective application on the beginning balances of common stock, future income tax benefits and retained earnings as if the fair value method described in SFAS No. 123(R) had been applied to all prior years for which SFAS No. 123 was effective:

In Millions	As of December 31, 2003
Reported Common Stock	$6,587
Adjustment	820

Common Stock	$7,407

Reported Future income tax benefits	$1,283
Adjustment	246

Future income tax benefits	$1,529

Reported Retained Earnings	$12,527
Adjustment	(574)

Retained Earnings	$11,953

The following table illustrates the effect of the modified retrospective application on net income and earnings per share as if the fair value method described in SFAS No. 123(R) had been applied to all prior years for which SFAS 123 was effective.

	Year Ended December 31
In Millions of Dollars, Except per Share Amounts	2004	2003	2002
Net income, prior to implementation	$2,788	$2,361	$2,236
Add: Stock-based employee compensation expense included in net income, net of related tax effects	4	8	3
Less: Total stock-based employee compensation expense under SFAS 123(R), net of related tax effects	(119)	(133)	(121)

Net income, restated	$2,673	$2,236	$2,118

Earnings per share:
Basic – prior to implementation	$5.62	$4.93	$4.67
Basic – restated	$5.39	$4.67	$4.42
Diluted – prior to implementation	$5.52	$4.69	$4.42
Diluted – restated	$5.29	$4.44	$4.19

For the years ended December 31, 2004, 2003 and 2002, $169 million, $198 million and $186 million, respectively, of compensation cost was recognized in operating results. The associated future income tax benefit recognized was $54 million for the year ended December 31, 2004, $73 million for the year ended December 31, 2003 and $68 million for the year ended December 31, 2002.

For the years ended December 31, 2004, 2003 and 2002, the amount of cash received from the exercise of stock options was $343 million, $277 million and $124 million, respectively with an associated tax benefit realized of $147 million, $79 million and $37 million, respectively. Also, in accordance with SFAS No. 123(R), for the years ended December 31, 2004, 2003 and 2002, $103 million, $48 million and $24 million, respectively, of certain tax benefits have been reported as operating cash outflows with corresponding cash inflows from financing activities.

At December 31, 2004, there was $131 million of total unrecognized compensation cost related to non-vested awards granted under long-term incentive plans. This cost is expected to be recognized ratably over a weighted-average period of 1.3 years.

A summary of the transactions under all long-term incentive plans for the three years ended December 31, 2004 follows:

	Stock Options		Other Incentive Shares/Units
Shares and units in thousands	Shares	Average Price*	Shares/Units
Outstanding at:
December 31, 2001	43,149	$48.85	394
Granted	10,313	65.18	280
Exercised/earned	(4,031)	32.01	(88)
Forfeited or expired	(1,383)	68.99	(16)

December 31, 2002	48,048	$53.19	570
Granted	6,612	62.75	47
Exercised/earned	(8,577)	36.58	(292)
Forfeited or expired	(993)	62.14	(3)

December 31, 2003	45,090	$57.55	322
Granted	8,074	93.36	387
Exercised/earned	(8,472)	44.09	(109)
Forfeited or expired	(953)	69.06	(249)

December 31, 2004	43,739	$66.51	351

*	weighted-average exercise price

The weighted-average grant date fair value of options granted during 2004, 2003 and 2002 were $30.88, $20.82 and $23.30, respectively. The total fair value of shares earned during the years ended December 31, 2004, 2003 and 2002 was $185 million, $154 million and $127 million, respectively. The total intrinsic value (which is the amount by which the stock price exceeded the exercise price of the options on the date of exercise) of options exercised during the years ended December 31, 2004, 2003 and 2002 was $397 million, $216 million and $100 million, respectively.

The following table summarizes information about stock options outstanding that are expected to vest and stock options outstanding that are exercisable at December 31, 2004:

(Shares in thousands, aggregate intrinsic value in millions)
Options Outstanding Expected to Vest				Options Outstanding That Are Exercisable
Shares	Average Price*	Aggregate Intrinsic Value	Remaining Term**	Shares	Average Price*	Aggregate Intrinsic Value	Remaining Term**
42,904	$66.14	$1,596	6.2	22,074	$58.01	$998	4.6

*	weighted-average exercise price

**	weighted-average contractual remaining term in years

The fair value of each option award is estimated on the date of grant using a Black-Scholes valuation model. The following table indicates the weighted-average assumptions used in estimating fair value for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002
Expected volatility	38%	39%	39%
Expected term (in years)	5	5	5
Expected dividends	1.5%	1.8%	1.6%
Risk-free rate	3.1%	3.0%	4.4%

Expected volatilities are based on the historical volatility of UTC stock over a period commensurate with the expected term of the options granted. The expected term represents an estimate of the period of time options are expected to remain outstanding. The annual risk-free rate is based on the term structure of interest rates at the time of option grant.

[note 11] Restructuring

During 2004, UTC recorded net pre-tax restructuring and related charges totaling $632 million for new and ongoing restructuring actions. UTC recorded charges in the segments as follows: Otis $144 million, Carrier $241 million, Pratt & Whitney $152 million, Hamilton Sundstrand $71 million, Sikorsky $9 million and Eliminations and other $15 million. The charges include $546 million in cost of sales, $74 million in selling, general and administrative expenses and $12 million in other income. As described below, these charges relate to actions initiated during 2004 and 2003. For a discussion of restructuring actions associated with business acquisitions, see Note 2.

2004 Actions. During 2004, UTC initiated restructuring actions relating to ongoing cost reduction efforts, including global workforce reductions and the consolidation of manufacturing, sales and service facilities including Carrier’s McMinnville, Tennessee commercial air conditioning and ventilation product manufacturing facility, Otis’ Stadthagen, Germany escalator manufacturing facility and Pratt & Whitney’s Space Propulsion facility located in San Jose, California. During 2004, net pre-tax restructuring and related charges, totaling $542 million, included $458 million recorded in cost of sales, $72 million in selling, general and administrative expenses and $12 million in other income.

The 2004 actions that have occurred during the year resulted in net workforce reductions of approximately 3,500 employees and the exiting of 1.0 million net square feet of facilities. The remaining workforce and facility related cost reductions are targeted for completion during 2005 and early 2006.

The following table summarizes the restructuring accrual balances and utilization by cost type for the 2004 programs:

IN MILLIONS OF DOLLARS	Severance	Asset Write- downs	Facility Exit and Lease Termination Costs	Total
Net pre-tax charges	$324	$79	$139	$542
Utilization	(118)	(79)	(128)	(325)

Balance at December 31, 2004	$206	$—	$11	$217

The following table summarizes expected, incurred and remaining costs for the 2004 programs by type:

IN MILLIONS OF DOLLARS	Severance	Asset Write- downs	Facility Exit and Lease Termination Costs	Total
Expected costs	$341	$79	$249	$669
Costs incurred through December 31, 2004	(324)	(79)	(139)	(542)

Remaining costs at December 31, 2004	$17	$—	$110	$127

The following table summarizes expected, incurred and remaining costs for the 2004 programs by segment:

IN MILLIONS OF DOLLARS	Expected Costs	Costs Incurred through December 31, 2004	Remaining Costs at December 31, 2004
Otis	$126	$(120)	$6
Carrier	205	(179)	26
Pratt & Whitney	179	(149)	30
Hamilton Sundstrand	135	(70)	65
Sikorsky	9	(9)	—
Eliminations & Other	15	(15)	—

Total	$669	$(542)	$127

2003 Actions. During 2004, UTC recorded net pre-tax restructuring and related charges of $90 million for actions initiated during 2003. The charges relate to ongoing cost reduction efforts, including workforce reductions and the consolidation of manufacturing, sales and service facilities including Carrier’s Syracuse, New York-based container refrigeration and compressor manufacturing operations and Otis’ Bloomington, Indiana-based manufacturing, distribution and field tool operations. The charges included $88 million recorded in cost of sales and $2 million in selling, general and administrative expenses.

As of December 31, 2004, net workforce reductions of approximately 4,000 employees have been completed and 1.5 million net square feet of facilities have been exited since the actions were initiated. The balance of the remaining workforce and facility related cost reduction actions are targeted for completion through early 2005.

The following table summarizes the restructuring accrual balances and utilization by cost type for the 2003 programs:

IN MILLIONS OF DOLLARS	Severance	Facility Exit and Lease Termination Costs	Total
Balance at January 1, 2004	$92	$8	$100
Net pre-tax charges	21	69	90
Utilization	(100)	(70)	(170)

Balance at December 31, 2004	$13	$7	$20

The following table summarizes expected, incurred and remaining costs for the 2003 programs by type:

IN MILLIONS OF DOLLARS	Severance	Asset Write- downs	Facility Exit and Lease Termination Costs	Total
Expected costs	$171	$8	$116	$295
Costs incurred through December 31, 2003	(150)	(8)	(41)	(199)
Costs incurred through December 31, 2004	(21)	(—)	(69)	(90)

Remaining costs at December 31, 2004	$—	$—	$6	$6

The following table summarizes expected, incurred and remaining costs for the 2003 programs by segment:

IN MILLIONS OF DOLLARS	Expected Costs	Costs Incurred through December 31, 2003	Costs Incurred through December 31, 2004	Remaining Costs at December 31, 2004
Otis	$97	$(71)	$(24)	$2
Carrier	130	(65)	(62)	3
Pratt & Whitney	31	(27)	(3)	1
Hamilton Sundstrand	27	(26)	(1)	—
Eliminations & Other	10	(10)	—	—

Total	$295	$(199)	$(90)	$6

[note 12] Foreign Exchange

UTC conducts business in many different currencies and, accordingly, is subject to the inherent risks associated with foreign exchange rate movements. The financial position and results of operations of substantially all of UTC’s foreign subsidiaries are measured using the local currency as the functional currency. Foreign currency denominated assets and liabilities are translated into U.S. dollars at the exchange rates existing at the respective balance sheet dates, and income and expense items are translated at the average exchange rates during the respective periods. The aggregate effects of translating the balance sheets of these subsidiaries are deferred as a separate component of Shareowners’ Equity. UTC had foreign currency net assets in more than forty currencies, aggregating $8.5 billion and $6.5 billion at December 31, 2004 and 2003, respectively.

The notional amount of foreign exchange contracts hedging foreign currency transactions was $5.7 billion and $4.9 billion at December 31, 2004 and 2003, respectively.

[note 13] Financial Instruments

UTC operates internationally and, in the normal course of business, is exposed to fluctuations in interest rates, foreign exchange rates and commodity prices. These fluctuations can increase the costs of financing, investing and operating the business. UTC manages its foreign currency transaction risks and some commodity exposures to acceptable limits through the use of derivatives designated as hedges.

By nature, all financial instruments involve market and credit risks. UTC enters into derivative and other financial instruments with major investment grade financial institutions and has policies to monitor the credit risk of those counterparties. UTC limits counterparty exposure and concentration of risk by diversifying counterparties. UTC does not anticipate non-performance by any of these counterparties.

The non-shareowner changes in equity associated with hedging activity for the twelve months ended December 31, 2004 and 2003 were as follows:

IN MILLIONS OF DOLLARS	2004	2003
Balance at January 1	$55	$4
Cash flow hedging gain, net	86	66
Net (gain) reclassified to sales or cost of products sold	(76)	(15)

Balance at December 31	$65	$55

Of the amount recorded in Shareowners’ Equity, a $67 million pre-tax gain is expected to be reclassified into sales or cost of products sold to reflect the fixed prices obtained from hedging within the next twelve months. Gains and losses recognized in earnings related to the discontinuance or the ineffectiveness of cash flow and fair value hedges were immaterial for the years ended December 31, 2004 and 2003. At December 31, 2004, all derivative contracts accounted for as cash flow hedges mature by October 2009.

All derivative instruments are recorded on the balance sheet at fair value. At December 31, 2004 and 2003, the fair value of derivatives recorded as assets is $165 million and $162 million, respectively, and the fair value of derivatives recorded as liabilities is $43 million and $56 million, respectively. UTC uses derivatives to hedge forecasted cash flows associated with foreign currency commitments or forecasted commodity purchases, which are accounted for as cash flow hedges. In addition, UTC uses derivatives, such as interest rate swaps, which are accounted for as fair value hedges.

The carrying amounts and fair values of financial instruments at December 31 are as follows:

	2004		2003
IN MILLIONS OF DOLLARS	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets and Liabilities
Marketable equity securities	$746	$746	$79	$79
Long-term receivables	170	166	128	125
Customer financing note receivables	483	465	439	425
Short-term borrowings	(1,320)	(1,320)	(669)	(669)
Long-term debt	(4,243)	(4,941)	(4,614)	(5,363)

The above fair values were computed based on comparable transactions, quoted market prices, discounted future cash flows or an estimate of the amount to be received or paid to terminate or settle the agreement, as applicable.

The values of marketable equity securities represent UTC’s investment in common stock that is classified as available for sale and is accounted for at fair value. The increase in marketable equity securities primarily reflects the initial purchase of Kidde shares.

UTC had outstanding financing and rental commitments totaling $838 million at December 31, 2004. Risks associated with changes in interest rates on these commitments are mitigated by the fact that interest rates are variable during the commitment term and are set at the date of funding based on current market conditions, the fair value of the underlying collateral and the credit worthiness of the customers. As a result, the fair value of these financings is expected to equal the amounts funded.

The fair value of the commitment itself is not readily determinable and is not considered significant. Additional information pertaining to these commitments is included in Note 4.

[note 14] Guarantees

UTC extends a variety of financial guarantees to third parties. As of December 31, 2004 and 2003 the following financial guarantees were outstanding:

	2004		2003
IN MILLIONS OF DOLLARS	Maximum Potential Payment	Carrying Amount of Liability	Maximum Potential Payment	Carrying Amount of Liability
Credit facilities and debt obligations - unconsolidated subsidiaries (expire 2005 to 2010)	$160	$4	$191	$9
IAE’s financing arrangements (See Note 4)	1,224	22	1,406	22
Commercial aerospace financing arrangements (See Note 4)	163	31	160	36
Commercial customer financing arrangements	61	1	66	1
Performance guarantees	111	—	—	—

UTC also has obligations arising from sales of certain businesses and assets, including representations and warranties and related indemnities for environmental, health and safety, tax and employment matters. The maximum potential payment related to these obligations is not a specified amount as a number of the obligations do not contain financial caps. The carrying amount of liabilities related to these obligations was $156 million and $191 million at December 31, 2004 and 2003, respectively. For additional information regarding the environmental indemnifications, see Note 15.

UTC accrues for costs associated with guarantees when it is probable that a liability has been incurred and the amount can be reasonably estimated. The most likely cost to be incurred is accrued based on an evaluation of currently available facts, and where no amount within a range of estimates is more likely, the minimum is accrued. In accordance with FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” for guarantees issued after December 31, 2002, UTC records a liability for the fair value of such guarantees in the balance sheet.

UTC provides service and warranty policies on its products and extends performance and operating cost guarantees beyond its normal service and warranty policies on some of its products, particularly commercial aircraft engines. In addition, UTC incurs discretionary costs to service its products in connection with product performance issues. Liability for performance and operating cost guarantees is based upon future product performance and durability, and is estimated largely based upon historical experience. Adjustments are made to accruals as claim data and historical experience warrant. The changes in the carrying amount of service and product warranties and product performance guarantees for the years ended December 31, 2004 and 2003, are as follows:

IN MILLIONS OF DOLLARS	2004	2003
Balance as of January 1	$1,161	$1,116
Warranties and guarantees issued	453	448
Settlements made	(433)	(405)
Adjustments to provision	4	2

Balance as of December 31	$1,185	$1,161

[note 15] Commitments and Contingent Liabilities

LEASES. UTC occupies space and uses certain equipment under lease arrangements. Rental commitments of $1,138 million at December 31, 2004 under long-term noncancelable operating leases are payable as follows: $330 million in 2005, $248 million in 2006, $172 million in 2007, $116 million in 2008, $83 million in 2009 and $189 million thereafter.

Rent expense was $321 million in 2004, $261 million in 2003 and $214 million in 2002.

Additional information pertaining to commercial aerospace rental commitments is included in Note 4.

ENVIRONMENTAL. UTC’s operations are subject to environmental regulation by federal, state and local authorities in the United States and regulatory authorities with jurisdiction over its foreign operations. As described in Note 1, UTC has accrued for the costs of environmental remediation activities and periodically reassesses these amounts. Management believes that the likelihood of incurring losses materially in excess of amounts accrued is remote.

GOVERNMENT. UTC is the subject of one or more investigations and legal proceedings initiated by the U.S. Government with respect to government contract matters. UTC believes that in light of the current U.S. Government contracting environment it will be the subject of one or more U.S. Government investigations. If UTC or one of its business units were charged with wrongdoing as a result of any of these investigations or other government investigations (including violations of certain environmental or export laws) it could be suspended from bidding on or receiving awards of new U.S. Government contracts pending the completion of legal proceedings. If convicted or found liable, UTC could be fined and debarred from new U.S. Government contracting for a period generally not to exceed three years. Any contracts found to be tainted by fraud could be voided by the U.S. Government.

UTC’s contracts with the U.S. Government are also subject to audits. Like many defense contractors, UTC has received audit reports, which recommend that certain contract prices should be reduced to comply with various government regulations. Some of these audit reports have involved substantial amounts. UTC has made voluntary refunds in those cases it believes appropriate and continues to litigate certain cases. In addition, UTC accrues for liabilities associated with those matters that are probable and can be reasonably estimated.

As previously disclosed, in the fourth quarter of 2003, UTC received a demand notice for $755 million from the U.S. Department of Defense relating to an on-going dispute over Pratt & Whitney’s government cost accounting practices for engine parts received from its partners on certain commercial engine collaboration programs from 1984 to the present. The case is currently pending before the Armed Services Board of Contract Appeals (ASBCA).

In addition, and as previously disclosed, the U.S. Department of Justice (DOJ) filed a complaint against UTC in 1999 under the civil False Claims Act and other theories related to the “Fighter Engine Competition” between Pratt & Whitney’s F100 engine and GE’s F110 engine. The DOJ alleges that the Government overpaid for engines because Pratt & Whitney inflated certain costs and withheld data. The Government claims damages of $624 million. UTC believes this estimate is substantially overstated, denies any liability and is vigorously defending the matter. Trial of this matter was completed in December 2004 and a decision is expected in 2005.

Should the U.S. Government ultimately prevail with respect to one or more of the significant government contracting matters discussed above the outcome could result in a material effect on UTC’s results of operations in the period the matter is resolved. However, UTC believes that the resolution of these matters will not have a material adverse effect on UTC’s results of operations, competitive position, cash flows or financial condition.

As previously disclosed, the European Commission’s competition directorate (the Commission) conducted inspections in early 2004 at offices of UTC’s Otis subsidiary in Berlin, Brussels, Luxembourg and Paris. The inspections relate to the Commission’s ongoing investigation of possible unlawful collusive arrangements involving the elevator and escalator industry in Europe. UTC is cooperating fully with the Commission’s investigation. Based on the results of its own internal investigation, UTC believes that some Otis employees in limited European locations engaged in activities at a local level in violation of Otis and UTC policies, and may have violated applicable competition law. It is still too early in the Commission’s investigation for UTC to reasonably estimate the civil fines to which it would likely be subject. The aggregate amount of such fines, if ultimately imposed, could be material to UTC’s operating results for the period in which the liability would be recognized or cash flows for the period in which the fines would be paid. UTC does not believe that any such fines would have a material adverse effect on UTC’s financial condition, or that the resolution of this matter would have a material adverse effect on Otis’ competitive position.

OTHER. As described in Note 14, UTC extends performance and operating cost guarantees beyond its normal warranty and service policies for extended periods on some of its products. UTC has accrued its estimated liability that may result under these guarantees and for service costs, which are probable and can be reasonably estimated.

UTC has accrued for environmental investigatory, remediation, operating and maintenance costs, performance guarantees and other litigation and claims based on management’s estimate of the probable outcome of these matters. While it is possible that the outcome of these matters may differ from the recorded liability, management believes that resolution of these matters will not have a material impact on UTC’s financial position, results of operations or cash flows.

UTC also has other commitments and contingent liabilities related to legal proceedings, self insurance programs and matters arising out of the normal course of business.

[note 16] Segment Financial Data

UTC’s operations are classified in six principal segments. During the fourth quarter, Hamilton Sundstrand and Sikorsky, formerly aggregated within the Flight Systems segment, are now reported as separate segments. Those segments were generally determined based on the management of the businesses and on the basis of separate groups of operating companies, each with general operating autonomy over diversified products and services.

OTIS products include elevators, escalators, moving walkways, service and spare parts sold to a diversified international customer base principally in the commercial and residential property industries.

CARRIER products include commercial, industrial and residential heating, ventilating and air conditioning (HVAC) systems and equipment, commercial and transport refrigeration systems and equipment, building controls and energy management and air quality systems, and aftermarket service and components.

CHUBB products include electronic security systems and fire detection and suppression, monitoring and rapid response systems, security personnel services and service for a diversified international customer base principally in the commercial and residential property industries.

PRATT & WHITNEY products include commercial, general aviation and military aircraft engines, parts and service, industrial gas turbines and space propulsion sold to a diversified customer base, including international and domestic commercial airlines and aircraft leasing companies, aircraft manufacturers, and U.S. and foreign governments. Pratt & Whitney also provides product support and a full range of overhaul, repair and fleet management services and produces land-based power generation equipment.

HAMILTON SUNDSTRAND provides aerospace and industrial products for diversified industries. Aerospace products include power generation, management and distribution systems, and flight, engine and environmental control systems, auxiliary power units and propeller systems. Industrial products include air compressors, metering devices, fluid handling equipment and gear drives.

SIKORSKY products include military and commercial helicopters, aftermarket helicopter and aircraft parts and service.

Segment and geographic data include the results of all majority-owned businesses, consistent with the management reporting of these businesses. For certain of these subsidiaries, minority shareholders have rights which, under the provisions of EITF 96-16 “Investor’s Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights,” overcome the presumption of control. The participating rights granted by contract to minority shareholders that overcome the presumption of control include minority participation in the appointment, dismissal and compensation of senior management, approval of organizational structure changes, policies, annual operating and capital plans, including approval of merger and acquisition investment activities, and annual dividend plans. These and other participating rights that allow the minority shareholder to participate in decisions that occur as part of the ordinary course of business are represented through the minority shareholder’s ability to block actions proposed by the majority interest. In UTC’s consolidated results, through the year ended December 31, 2003, these entities were accounted for under the equity method of accounting.

Effective January 1, 2004, UTC adopted the provisions of FASB Interpretation No. 46R “Consolidation of Variable Interest Entities – an Interpretation of ARB No. 51” (“FIN 46”). This interpretation requires consolidation of variable interest entities if the equity investment at risk is not sufficient to permit an entity to finance its activities without support from other parties or the equity investors lack certain characteristics. While the adoption of FIN 46 did not have a material impact on UTC’s results of operations, financial condition or cash flows in 2004, it did result in the consolidation of certain entities that were previously accounted for under the equity method of accounting under the provisions of EITF 96-16. Adjustments to reconcile segment reporting to consolidated results are included in “Eliminations and other,” which also includes certain small subsidiaries.

Segment information for the years ended December 31 is as follows:

Segment Information

	Total Revenues			Operating Profits
IN MILLIONS OF DOLLARS	2004	2003	2002	2004	2003	2002
Otis	$8,937	$7,882	$6,770	$1,413	$1,301	$987
Carrier	10,620	9,232	8,759	830	853	723
Chubb	2,879	1,135	—	130	53	—
Pratt & Whitney	8,281	7,484	7,629	1,083	1,063	1,226
Hamilton Sundstrand	3,921	3,598	3,445	583	554	536
Sikorsky	2,506	2,184	2,179	200	190	164

Total segment	37,144	31,515	28,782	4,239	4,014	3,636

Eliminations and other	301	(481)	(570)	368	(92)	47
General corporate expenses	—	—	—	(306)	(275)	(212)

Consolidated	$37,445	$31,034	$28,212	$4,301	$3,647	$3,471

	Total Assets			Capital Expenditures			Depreciation & Amortization
IN MILLIONS OF DOLLARS	2004	2003	2002	2004	2003	2002	2004	2003	2002
Otis	$5,939	$5,572	$4,734	$79	$77	$81	$175	$154	$138
Carrier	9,166	7,720	7,431	176	89	94	200	182	189
Chubb	4,974	4,396	—	69	16	—	95	44	—
Pratt & Whitney	7,366	6,648	6,082	244	192	257	273	214	209
Hamilton Sundstrand	7,473	6,905	6,675	134	103	85	129	130	127
Sikorsky	1,965	1,573	1,330	46	35	41	42	37	42

Total segment	36,883	32,814	26,252	748	512	558	914	761	705
Eliminations and other	3,410	2,706	3,734	47	18	28	64	38	22

Consolidated	$40,293	$35,520	$29,986	$795	$530	$586	$978	$799	$727

SEGMENT REVENUES AND OPERATING PROFIT. Total revenues by segment include intersegment sales, which are generally made at prices approximating those that the selling entity is able to obtain on external sales.

Geographic Areas

	External Revenues			Operating Profits			Long-Lived Assets
IN MILLIONS OF DOLLARS	2004	2003	2002	2004	2003	2002	2004	2003	2002
United States operations	$18,512	$16,983	$16,754	$1,972	$2,031	$2,168	$8,680	$8,675	$8,648
International operations
Europe	9,389	7,143	5,568	1,167	949	672	4,888	4,984	1,547
Asia Pacific	5,717	4,499	3,641	781	705	557	2,287	1,663	1,428
Other	3,288	2,588	2,566	401	384	286	1,062	682	521
Eliminations and other	539	(179)	(317)	(20)	(422)	(212)	441	300	78

Consolidated	$37,445	$31,034	$28,212	$4,301	$3,647	$3,471	$17,358	$16,304	$12,222

GEOGRAPHIC EXTERNAL REVENUES AND OPERATING PROFIT. Geographic external revenues and operating profits are attributed to the geographic regions based on their location of origin. United States external revenues include export sales to commercial customers outside the U.S. and sales to the U.S. Government, commercial and affiliated customers, which are known to be for resale to customers outside the U.S.

Revenues from United States operations include export sales as follows:

IN MILLIONS OF DOLLARS	2004	2003	2002
Europe	$1,126	$1,171	$1,422
Asia Pacific	1,309	1,145	1,594
Other	1,128	1,013	1,037

	$3,563	$3,329	$4,053

GEOGRAPHIC LONG-LIVED ASSETS. Long-lived assets include net fixed assets, goodwill and intangibles, which can be attributed to the specific geographic regions.

MAJOR CUSTOMERS. Revenues include sales under prime contracts and subcontracts to the U.S. Government, primarily related to Pratt & Whitney, Hamilton Sundstrand and Sikorsky products, as follows:

IN MILLIONS OF DOLLARS	2004	2003	2002
Pratt & Whitney	$2,990	$3,025	$2,489
Hamilton Sundstrand	761	681	592
Sikorsky	1,692	1,515	1,423
Other	62	48	50

	$5,505	$5,269	$4,554

Selected Quarterly Financial Data (Unaudited)

	2004 Quarters				2003 Quarters
IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS	First	Second	Third	Fourth	First	Second	Third	Fourth
Sales	$8,357	$9,455	$9,248	$9,640	$6,653	$7,708	$7,875	$8,487
Gross margin	2,082	2,479	2,445	2,452	1,781	2,086	2,156	2,169
Net income	551	817	693	612	470	611	607	548
Earnings per share of Common Stock:
Basic	$1.11	$1.64	$1.40	$1.24	$1.00	$1.27	$1.28	$1.12
Diluted	$1.08	$1.62	$1.37	$1.22	$.94	$1.22	$1.20	$1.08

Comparative Stock Data

	2004			2003
	High	Low	Dividend	High	Low	Dividend
Common Stock
First quarter	$97.50	$84.05	$.350	$66.21	$54.15	$.245
Second quarter	$91.48	$81.50	$.350	$73.51	$58.75	$.270
Third quarter	$95.79	$88.31	$.350	$80.25	$71.29	$.270
Fourth quarter	$105.52	$89.90	$.350	$95.54	$79.88	$.350

UTC’s Common Stock is listed on the New York Stock Exchange. The high and low prices are based on the Composite Tape of the New York Stock Exchange. There were approximately 26,000 common shareowners of record at December 31, 2004.

[note 17] Subsequent Event (unaudited)

On April 13, 2005, the Board of Directors approved a 2-for-1 split of UTC’s Common Stock in the form of a stock dividend. The stock dividend will be issued June 10, 2005 to shareowners of record at the close of business on May 20, 2005. The Board also doubled the outstanding authorization for the repurchase of UTC Common Stock in keeping with the stock split. The following selected pro forma financial information is provided to show the effects of the stock dividend as if it had occurred as of the beginning of the fiscal year presented:

Shares in millions	2004	2003	2002	2001	2000
Pro forma earnings per share of common stock:
Basic	$2.69	$2.36	$2.24	$1.95	$1.84
Diluted	$2.64	$2.22	$2.09	$1.82	$1.71
Pro forma average shares:
Basic	993	948	945	941	940
Diluted	1,011	1,006	1,011	1,011	1,016